                                                                    Exhibit 99.2

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Revenues from initial membership fees (net of any related allowances) are deferred and recognized ratably over the weighted-average expected life of the memberships, which for paid-in-full memberships and financed memberships sold have been calculated to be 36 months and 22 months, respectively. Costs directly related to the origination of memberships (substantially all of which are sales commissions paid) are also deferred and are amortized using the same methodology as for initial membership fees described above. The provision for doubtful receivables and cancellations is charged directly against membership revenue. Dues revenue is recorded as monthly services are provided. Accordingly, when dues are prepaid, the prepaid portion is deferred and recognized over the applicable term. Revenue from the sale of multiple session personal training packages is deferred and recognized as training sessions are performed.

         In the second quarter of 2003, we changed our accounting method (effective January 1, 2003) related to the recognition of recoveries of unpaid dues under inactive membership contracts from accrual-based estimations to a cash basis of recognition, which is considered a preferable method of accounting for such past due amounts. The effect of this change was a cumulative non-cash charge of $15.4 million (net of tax effect of $4.9 million) or $.47 per diluted share. Other than to reflect the cumulative effect of this change in accounting method, the first quarter 2003 results will not be restated due to the immaterial effect of such change on quarterly results. The pro forma effect on previously reported 2002, 2001 and 2000 diluted earnings per share would be a decrease of $0.12 and $0.20 per share in 2001 and 2000 and an increase of $0.04 per share in 2002, had this cash basis accounting method been utilized in those periods.

RESULTS OF OPERATIONS

Comparison of the Six Months Ended June 30, 2003 and 2002

         Net revenues for the first six months of 2003 were $505.5 million compared to $486.7 million in 2002, an increase of $18.9 million (4%). Net revenues from comparable fitness centers increased 2%. The $18.9 million increase in net revenues resulted from the following:

         - Total membership revenue decreased $24.6 million or 7% (an 8% decline at same clubs), resulting from a $3.6 million or 2% increase in dues revenue recognized (1% related to same clubs), offset by a $28.2 million or 15% decline in initial membership fees recognized during the period (16% related to same clubs).

         - Products and services revenue increased $43.7 million (41%) over the prior year period, primarily reflecting the continued growth of personal training services, nutritional product sales and the introduction of our Weight Management Program.

         - Miscellaneous revenue totaled $9.7 million, a decrease of $.2 million from the prior year period.

         The weighted-average number of fitness centers increased to 412 from 409 in the first six months of 2002.

         Gross committed membership fees originated during the first six months decreased 2% compared to the 2002 period, with a 4% decrease at same clubs. The number of new members joining increased 6% during the first six months of 2003 compared with the same period a year ago, with a 3% increase at same clubs. The average committed duration of memberships originated during the first six months of 2003 was 30.6 months versus 30.5 months in the prior year period. The gross committed monthly membership fees originated during the first six months of 2003 averaged $40.76 versus $44.19 in the year ago period, an 8% decrease. The decrease in the monthly average resulted from a decrease in average membership price during the period including a slight decrease in the proportion of multiple-club memberships sold due to apparent price sensitivity of new members.

         Operating income for the first six months of 2003 was $18.4 million compared to $34.8 million in 2002. Net revenues increased $18.9 million (4%) for the first six months of 2003, offset by a $33.0 million (8%) increase in operating costs and expenses ($27.8 million of which is related to the growth in products and services revenues), and an increase in depreciation and amortization of $2.3 million. Earnings before interest, taxes, depreciation and amortization, discontinued operations and other (cumulative effect of an accounting change, where applicable) ("EBITDA") as adjusted, was $94.5 million, a decrease of $11.8 million from the prior year period. The EBITDA margin was 17% for the first six months of 2003, compared to 20% in the 2002 period. These decreases are due, in part, to the continuing trend of lower initial membership fees originated. The following table is a reconciliation of net income to EBITDA from continuing operations and EBITDA as adjusted (in thousands):

                                               SIX MONTHS ENDED
                                                   JUNE 30
                                            ----------------------
                                               2002         2003
                                            ---------    ---------
Net income                                  $  35,477    $   1,869
Add:
  Depreciation and amortization                36,370       38,642
  Interest expense                             28,190       27,921
  Income tax provision                          5,704        6,242
  Loss from discontinued operations               759        2,318
  Cumulative effect of accounting changes                   15,579
                                            ---------    ---------
EBITDA                                        106,500       92,571
Add (deduct):
  Stock-based compensation                                     122
  Other, net                                     (163)       1,820
                                            ---------    ---------
EBITDA as adjusted                          $ 106,337    $  94,513
                                            =========    =========

Fitness center operating expenses increased $3.7 million (1%) in the first six months of 2003 compared to the prior year, due to incremental costs of operating new fitness centers and planned increases in rent, utilities, insurance and other fixed costs. Products and services expenses increased $27.8 million (42%) to support the revenue growth of product and service offerings. Direct operating margin from products and services increased to $54.9 million from $39.0 million in the 2002 period, a 41% increase (33% related to same clubs), with a margin of 37% in both periods. Member processing and collection center expenses increased $1.6 million (7%) compared to the prior year period, reflecting increased telecommunication and member mailing costs. Advertising expenses decreased $.9 million (3%) compared to the prior year period. General and administrative expenses increased $.8 million (5%) compared to the prior year period. Depreciation and amortization expense increased $2.3 million (6%), resulting from additional fitness centers and other depreciable assets since the prior year period.

         Finance charges earned in excess of interest expense totaled $9.4 million in the first six months of 2003, an increase of $2.5 million over the prior year period resulting principally from lower interest rates on the Company's borrowings and higher finance charges earned.

         The income tax provision was $6.2 million for the six months ended June 30, 2003, compared to $5.7 million in the 2002 period. This increase of $.5 million is attributable to lower income from continuing operations in the 2003 period offset by the increase in the Company's federal income tax rate for reporting purposes to 20%, which became effective April 1, 2002.

Comparison of the years ended December 31, 2002 and 2001

         Net revenue for 2002 was $912.9 million compared to $851.5 million in 2001, an increase of $61.4 million (7%), inclusive of $73.0 million (9%) attributable to Crunch Fitness and offset by a special charge of $55.0 million to strengthen our installment contracts receivable reserves. Net revenue from comparable fitness centers, exclusive of the special charge, increased 3%. The increase in total net revenues, exclusive of the special charge, resulted from the following:

                  - Membership revenue increased $41.0 million (6%) from the prior year, including a 28% increase in dues revenue (9% related to same clubs) recognized during the year. Dues revenue for the year equaled more than half of total membership revenue. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of originations for both periods;

                  - Products and services revenue increased $72.7 million (50%) over 2001, primarily reflecting the continued growth of personal training services, nutritional product sales and the addition of Crunch Fitness, which accounted for $19.5 million of the increase; and

                  - Miscellaneous revenue increased $2.6 million (15%) over 2001, reflecting increases in sub-rental income, franchise fees and co-marketing revenue.

         The weighted-average number of fitness centers during 2002 increased to 412 from 385 during 2001, a 7% increase, including a 56% increase in the weighted-average number of centers operating under our upscale brands from 36 to 56, largely resulting from the acquisition of Crunch Fitness. During 2002, we opened 14 new fitness centers within our major metropolitan areas. In April 2002 we acquired seven additional fitness centers with our acquisition of Planet Fitness in the Boston area. At December 31, 2002, we operated a total of 56 upscale fitness centers: 23 as "Crunch Fitness", 10 as "Bally Sports Clubs", 10 as "The Sports Clubs of Canada", seven as "Pinnacle Fitness" and six as "Gorilla Sports."

         Gross committed membership fees is a measure which includes the total potential future value of all initial membership fee revenue, dues revenue, earned finance charges and membership-related products and services revenue from new membership sales originations in a period. It is measured on a gross basis before consideration of our provision for doubtful accounts and cancellations and without deferral of initiation fee revenue, and includes the future potential collection of dues revenue over the initial term of membership. We track gross committed membership revenue as an indicator of the success of our current sales activities and believe it to be a useful measure to allow investors to understand current trends in membership sales which may not be apparent under deferral accounting for the initiation fee component of membership revenue.

         The following table reconciles total gross committed membership fees during 2002, 2001 and 2000 to initial membership fees originated, net:


                                              2000           2001           2002
                                          -----------    -----------    -----------
Gross committed membership fees           $ 1,073,775    $ 1,073,619    $ 1,132,634
Less: Committed monthly dues                 (141,286)      (144,939)      (233,039)
  Provision for doubtful receivables
     and cancellations                       (337,076)      (335,628)      (329,308)
  Unearned finance charges and other         (165,976)      (169,103)      (172,947)
  Products and services revenues
     included in membership programs          (41,888)       (55,155)       (78,246)
                                          -----------    -----------    -----------
Initial membership fees originated, net   $   387,549    $   368,794    $   319,094
                                          ===========    ===========    ===========

         Gross committed membership fees increased 5%, compared to 2001. The gross committed monthly membership fees originated during 2002 averaged $43 versus $40 in 2001, a 7% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs, the addition of Crunch Fitness with its higher membership fee structure, and an increase in new memberships originated which include a personal training component. The number of new members joining increased 2% during 2002 compared with a year ago, with a 2% decrease at our Bally Total Fitness clubs. The average committed duration of memberships originated during 2002 was 30.4 months versus 31.0 months in the prior year, a 2% decrease. This decrease results primarily from the shorter commitment term of memberships offered at Crunch Fitness, the addition of five new clubs in states and provinces that limit contract duration to twelve months, and an increase in the number of shorter commitment membership programs available at Bally Total Fitness clubs.

         The operating loss for 2002 was $10.9 million compared to operating income of $60.0 million in 2001. Our operating loss resulted principally from special charges of $72.2 million in 2002 described fully in the following paragraph. Operating income for 2002 excluding the 2002 special charges was $61.3 million compared to $66.7 million, excluding special charges of $6.7 million, in 2001. This decrease of $5.4 million (8%) was due to a $116.3 million increase in net revenue (14%), offset by an increase in operating costs and expenses of $120.3 million (17%)
and an increase in depreciation and amortization of $1.4 million. The 2001 results included $7.6 million of goodwill amortization which, under current accounting standards, is no longer amortized. EBITDA was $130.6 million in 2002 versus $200.9 million in 2001, a 35% decline, due primarily to the special charges recorded in 2002 (see Item 6, Selected Financial Data, in the notes accompanying our consolidated financial statements included elsewhere in this prospectus for a reconciliation of net income or loss to EBITDA). EBITDA exclusive of the impact of the special charges, was $204.3 million in 2002 versus $206.9 million in 2001, a 1% decline. The EBITDA margin was 13% for 2002 compared to 22% in 2001. This decline results primarily from the 2002 special charges. The EBITDA margin, before special charges, was 20% for 2002 compared to 23% in 2001. This decrease is due, in part, to the continuing trend of lower new membership originations at mature clubs, the proportion of clubs open less than five years, and the initially lower margins attributable to the 19 Crunch Fitness centers acquired at the end of 2001 and the seven centers acquired in the Boston area in April 2002. Fitness center operating expenses increased $60.8 million (12%), due principally to incremental costs of operating new fitness centers, including Crunch Fitness, which represented approximately $36.3 million of the increase. Products and services expenses increased $50.2 million (55%) to support the revenue growth of product and service offerings. Direct operating margin from products and services increased to $76.1 million from $53.6 million in 2001, a 42% increase (23% related to same clubs), with a margin of 35% in 2002 compared to 37% in 2001. Member processing and collection center expenses increased $3.0 million (7%) from 2001, reflecting increased costs to serve the higher number of clubs and members as compared to the prior year. Advertising expenses increased $1.5 million (3%) compared to the prior year. General and administrative expenses increased $4.7 million (17%) compared to the prior year to support our overall growth strategy. Depreciation and amortization expense increased $1.4 million (2%) largely as a result of increased expenditures for property and equipment and acquired fitness centers during the past two years, offset by the elimination of goodwill amortization in 2002 as the result of new accounting standards.

         The special charges in 2002 included $55.0 million recorded as a reduction to net revenues to strengthen our installment contracts receivable reserves. In connection with our intentions to seek alternatives for the financing portion of our business model, we undertook a study to determine the net realizable values of recent years' sales activity and membership installment contracts receivable on an accelerated monetization basis. Our previous method for estimating the adequacy of balance sheet reserves did not assume an accelerated monetization scenario. Given that the receivables portfolio may be substantially monetized during the next 12 to 18 months, strengthening our receivables reserves was warranted and resulted in the special charge. Special charges in 2002 also included $7.3 million to provide for amounts related to a separation agreement entered into when our former CEO retired, $3.4 million to write-down inventory shortages, and $6.5 million to settle a class action lawsuit arising in the early 1990's. Special charges in 2001 related to cancelled or reformatted marketing events and other direct and indirect costs from disruptions and shutdowns of various club operations and programs resulting from the September 11th terrorist events and separately, our repositioning of in-club retail stores. Comparisons made in the previous paragraph which exclude these special charges from our results have been made because we believe the unusual nature of these charges should be taken into consideration when the trend of our operating results is used by investors.

         Finance charges earned in excess of interest expense totaled $12.3 million in 2002, an increase of $3.9 million over last year resulting principally from lower interest rates on our borrowings, and higher installment contracts receivable offset by a decrease in finance rates earned.

         At December 31, 2002, for accounting purposes, we had approximately $114 million of unrecognized federal net operating loss carryforwards. Separately, our alternative minimum tax ("AMT") net operating loss carryforwards have been substantially recognized. Therefore, having fully recognized AMT net operating loss carryforwards for reporting purposes, our federal income tax rate increased to 20% during the second quarter of 2002. The 20% rate will remain in effect until such time as all AMT credits are fully utilized, which is not currently expected before 2005. In the first quarter of 2002 and the third quarter of 2001, we reduced our valuation allowance against our net operating loss carryforwards by approximately $4 million and $15 million, respectively, which offset charges related to our provision for alternative minimum taxes and state income and other taxes. These adjustments were reflected as reductions of the tax provision, increasing net income.

Comparison of the Years Ended December 31, 2001 and 2000

         Net revenue for 2001 was $851.5 million compared to $785.9 million in 2000, an increase of $65.6 million (8%). Net revenue from comparable fitness centers increased 6%. The increase in total net revenues resulted from the following:

                  - Membership revenue increased $30.3 million (5%) over the prior year, including a 5% increase in dues revenue recognized during the year. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of originations for both periods;

                  - Products and services revenue increased $34.1 million (31%) over 2000, primarily reflecting the continued growth of personal training services and nutritional product sales; and

                  - Miscellaneous revenue increased $1.3 million (8%) over 2000, primarily reflecting additional revenue from co-marketing partnerships.

         The weighted-average number of fitness centers during 2001 increased to 387 from 376 during 2000, a 3% increase, including an increase in the weighted-average number of centers operating under our upscale brands from 34 to
38. During 2001, we opened 18 new fitness centers within our major metropolitan areas. On December 31, 2001, we acquired 19 additional fitness centers (with our acquisition of Crunch Fitness) that are not reflected in our 2001 results or averages. At December 31, 2001, we operated a total of 55 upscale fitness centers: 19 as "Crunch Fitness"; 12 as "Bally Sports Clubs"; 11 as "The Sports Clubs of Canada"; seven as "Pinnacle Fitness"; and six as "Gorilla Sports".

         Gross committed membership fees were approximately unchanged compared to 2000. The gross committed monthly membership fees originated during 2001 and 2000 averaged $40. The number of new members joining increased 8% during 2001 compared with 2000, with a 7% increase at our Bally Total Fitness clubs. The average committed duration of memberships originated was 31.0 months during 2001 compared to 32.8 months in 2000. This decrease resulted from an increase in the number of shorter term commitment membership programs available at Bally Total Fitness clubs.

         Operating income for 2001 was $60.0 million compared to $51.5 million in 2000, a 17% increase. The increase of $8.5 million (17%) was due to a $65.6 million increase in net revenue (8%), offset, in part, by an increase in operating costs and expenses of $57.1 million (7%) including a $7.3 million increase in depreciation and amortization. EBITDA was $200.9 million in 2001 versus $187.3 million in 2000, a 7% increase. The EBITDA margin was 22% in both periods. In 2001, the margin was negatively impacted by increases in utilities costs system-wide and by new club growth which, due to deferred revenue accounting, initially results in higher incremental operating costs than recognized revenues. Fitness center operating expenses increased $30.2 million (6%), due principally to incremental costs of operating new fitness centers and higher energy costs. Products and services expenses increased $19.7 million (27%) to support the revenue growth of product and service offerings. Direct operating margin from products and services increased to $53.6 million from $39.2 million in 2000 (37%), with a margin of 37% in 2001 compared to 35% in 2000. Member processing and collection center expenses decreased $1.2 million (3%) as a result of expense reimbursements from servicing fees associated with servicing the portions of the installment contracts receivable portfolio that were sold in 2001 to a major financial institution. Advertising expenses increased $2.6 million (5%) compared to 2000 due to a change in advertising strategy to reach new segments of prospective customers and to support clubs in new markets. General and administrative expenses decreased $1.7 million (6%) compared to 2000. Depreciation and amortization expense increased $7.3 million (11%) largely as a result of increased expenditures for property and equipment and acquired fitness centers during the past two years.

         In 2001 we recorded special charges of $6.7 million related to cancelled or reformatted marketing events and other direct and indirect costs from disruptions and shutdowns of various club operations and programs resulting from the September 11th terrorist events and a one-time markdown of retail apparel in connection with management's strategic repositioning of in-club retail stores, adding juice bars to replace slow moving, lower margin fashion apparel. In 2000 we recorded a special charge of $6.5 million which represented a one-time non-cash charge to write off third-party Internet investments.

         Finance charges earned in excess of net interest costs totaled $9.2 million in 2001, an increase of $1.0 million over 2000 resulting from a reduction in our net borrowings, offset in part, by reductions in finance charges earned due to the sale of receivables in 2001.

         The income tax provisions for 2001 and 2000 reflect state and Canadian income taxes. The federal provisions were offset by the utilization of prior years' net operating losses. In addition, as a result of our improved operating results and trends, we reduced our tax valuation allowance by $15.0 million and $20.0 million in the third quarters of 2001 and 2000, respectively. These adjustments were reflected as reductions of the tax provision, increasing net income.

LIQUIDITY AND CAPITAL RESOURCES

         Cash flows from operating activities were $31.4 million in the first six months of 2003, compared to $26.9 million in the 2002 period. Over the past two years, the Company sold a portion of its installment contracts receivable portfolio to a major financial institution in three bulk sales at net book value, with combined proceeds of approximately $128 million. Excluding the impact of the sales of receivables and net of the change in dues prepayments during the periods, cash flows from operating activities were $50.3 million in the first six months of 2003, compared to $55.3 million in 2002.

         The following table sets forth cash flows from operating activities on a comparable basis to exclude the impact of sales of receivables, to add back actual cash collections on the sold portfolios, and to reflect the impact of changes in dues prepayments during each year and for the six months ended June 30 (in thousands):

                                                                   YEAR ENDED DECEMBER 31             SIX MONTHS ENDED
                                                            -----------------------------------           JUNE 30,
                                                              2000         2001         2002         2002         2003
                                                            ---------    ---------    ---------    ---------    ---------
Cash provided by operating activities, as reported          $  49,167    $ 101,772    $  53,501    $  26,916    $  31,377
     Acceleration of collections through bulk sale of
      installment contracts receivable                              -     (105,000)     (23,345)           -            -
     Collections on installment contracts receivable sold           -       44,691       57,930       31,100       19,553
     Change in dues prepayments                                (2,729)      16,192          151       (2,762)        (634)
                                                            ---------    ---------    ---------    ---------    ---------
Cash flows from operating activities
     on a comparable basis                                  $  46,438    $  57,655    $  88,237    $  55,254    $  50,296
                                                            =========    =========    =========    =========    =========

         Capital expenditures totaled $20.6 million in the first six months of 2003 compared to $60.8 million in the 2002 period. Capital expenditures for 2003 are not expected to exceed $50 million. The following table details cash used in investing activities during the past five years and for the six months ended June 30, 2003 and 2002 (in thousands):

                                                                                          SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                       JUNE 30,
                                  ----------------------------------------------------   -------------------
                                    1998       1999       2000       2001       2002       2002       2003
                                  --------   --------   --------   --------   --------   --------   --------
Club improvements                 $ 29,998   $ 11,582   $ 20,967   $ 26,400   $ 21,556   $ 11,449   $  6,945
New clubs                           23,083     38,762     42,362     41,959     36,110     20,343      7,950
Club remodels and expansions        12,714     37,286     36,661     12,289     12,730      9,023      3,356
Administrative and systems          10,637      8,689      4,749     10,523      4,744      2,350      1,948
Real estate purchases and other      2,521     41,691      7,721     30,692     18,120     17,602        412
                                  --------   --------   --------   --------   --------   --------   --------
                                  $ 78,953   $138,010   $112,460   $121,863   $ 93,260   $ 60,767   $ 20,611
                                  ========   ========   ========   ========   ========   ========   ========

         As a result of the decrease in second quarter capital expenditures, our free cash flow (cash provided by operating activities, less cash used in investing activities) was $1.3 million, compared to a deficit of $24.7 million in the 2002 quarter. We are disclosing free cash flow because management believes that it is an important measure of liquidity and investors are focused on our ability to reduce our overall debt. The following table is a reconciliation of cash provided by operating activities to free cash flow (deficit) during each year and for the six months ended June 30, 2003 and 2002 (in thousands):

                                                                                              SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31                  JUNE 30,
                                                     -----------------------------------    ----------------------
                                                        2000        2001         2002         2002         2003
                                                     ---------    ---------    ---------    ---------    ---------
Cash provided by operating activities, as reported   $  49,167    $ 101,772    $  53,501    $  26,916    $  31,377
Less: Cash used in investing activities               (112,460)    (121,863)     (93,260)     (60,767)     (20,611)
                                                     ---------    ---------    ---------    ---------    ---------
Free cash flow (deficit)                             $ (63,293)   $ (20,091)   $ (39,759)   $ (33,851)   $  10,766
                                                     =========    =========    =========    =========    =========

         At the end of the second quarter the Company announced the completion of the refinancing of its existing $132.5 million term loan and $63.5 million outstanding on its revolving credit agreement by issuing $235 million in aggregate principal of old notes in an offering under Rule 144A and Regulation S under the Securities Act of 1933, as amended, and had entered into the new credit facility. These transactions were funded in July 2003. The amount available under the new credit facility is reduced by any outstanding letters of credit, which cannot exceed $30.0 million. As of July 31, 2003, the Company had outstanding $6 million in letters of credit and availability of $84 million on the new credit facility (subsequently increased to $100 million credit facility during August 2003). The Company will write off unamortized issuance costs from extinguished debt in the third quarter of 2003. In addition, in July 2003 the Company paid down $25 million on its Securitization Series 2001-1 and extended the revolving period on $100 million of the balance through July 2005. The balance of $30 million of principal on the securitization which was not extended will begin amortizing in November 2003. As of June 30, 2003, our debt service requirements, including interest, through June 30, 2004 were approximately $77.6 million, exclusive of principal payments on the securitization. We believe that we will be able to satisfy these short-term requirements for debt service and capital expenditures out of available cash balances, cash flow from operations and borrowings on the revolving credit facility.

         We are authorized to repurchase up to 1,500,000 shares of our common stock on the open market from time to time. We repurchased 625,100 shares between August 1998 and November 1999 at an average price of $18 per share, and 54,500 shares in February 2002 at $16 per share.